EXHIBIT 10.3

ADDENDUM 1 dated June 4, 2003 (“Addendum Effective Date”)

Standard Industrial/Commercial Single-Tenant Lease-Net

THIS ADDENDUM 1 to that Standard Industrial/Commercial Single-Tenant Lease-Net (“Lease”) with the Reference Date of February 21, 2000 and Exhibits and Lessee Estoppel Certificate, between ilicon, Inc., a California corporation (“Lessor”), and Marimba, Inc., a Delaware corporation (“Lessee”), is regarding the Property located at 440 Clyde Avenue, Mountain View, California.

1. Paragraph 1.3 Term: The “Expiration” date shall be changed to read June 30, 2007.

2. Paragraph 1.5 Base Rent: The paragraph shall be changed to read “Lessee shall pay to Lessor on the first day of each calendar month, commencing May 1, 2003, Base Rent in monthly installments in advance on a triple net basis in lawful money of the United States, at the rate of $1.90 per square foot ($90,198 per month) through the term of this Lease which ends on June 30, 2007. Notwithstanding the foregoing, the parties acknowledge that Lessee has paid the monthly rent for each of the months of May and June, 2003 in the amount of $145,742.11, and as a result, the parties agree that only $69,307.78 will be payable on July 1, 2003 for the monthly rent covering July 2003 and no monthly rent shall be payable with respect to the month of August 2003.

3. Paragraph 2.2 Conditions: The following shall be added to the end of subsection (b): “Lessor will provide a tenant improvement allowance of up to $50,000 (the “Second Tenant Improvement Allowance”) for upgrades to the Premises, including painting and staining the exterior of the buildings, repairing the driveway as needed, and removal of all the evergreen pear trees, to be performed following the Addendum Effective Date. Lessee will obtain three (3) bids from contractors for such improvement and submit such bids to Lessor’s designated agent for Lessor’s approval, such approval not to be unreasonably withheld or delayed. Lessor’s Tenant Improvement Allowance shall be disbursed within thirty (30) days of Lessor’s approval of the contractor(s) to perform the upgrades to the Premises.”

This Addendum references the three above changes, and all other lease terms and conditions remain as executed February 21, 2000.

To the extent the terms of this ADDENDUM modify or conflict with any provision of the “Lease”, these terms shall control. All other terms of the “Lease”, not modified by this ADDENDUM shall remain the same. Lessor shall have until Friday, June 6, 2003 to accept the terms of this ADDENDUM. Unless so accepted, the offer as set forth in this ADDENDUM shall lapse.

ACCEPTANCE:

By Lessor:	By Lessee:

ilicon Inc., a California Corporation	Marimba Inc., a Delaware Corporation

By: /s/ S. NYE MOSEMAN	By: /s/ ANDREW CHMYZ

Printed Name: Moseman	Printed Name: Andrew Chmyz

Title: President	Title: CFO

Attachments: Lease pages 1-23, Exhibits A & B and Lessee Estoppel Certificate.